News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

Senior Vice President & CFO: Nicholas C. Hindman, Sr. Westell Technologies Inc. 630.375.4136 nhind@westell.com	Trade/Business Press: Ken Trantowski KGT Communications Group 630.469.8765 kennethg_trantowski@msn.com

Westell Technologies Reports 4th Quarter and Fiscal 2007 Results

Announces FiOS Gateway Win and Manufacturing Outsourcing Plans

AURORA, IL, MAY 21, 2007 - -Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access solutions and conferencing services, today announced the results for its fourth quarter and fiscal year 2007, ending March 31, 2007.

Total revenues for the March 2007 quarter decreased 18% to $59.7 million from $73.1 million in the March quarter of 2006. Breaking down revenues by product line for the March 2007 quarter compared to the March 2006 quarter showed Customer Networking Equipment (CNE) revenue decreased 35% to $32.1 million from $49.1 million, due to weaker demand for DSL devices and declining selling prices; Conferencing Services revenue increased 16% to $13.4 million from $11.5 million due to increased minutes in audio, web and video conferencing; Network Service Access (NSA) equipment revenue increased 14% to $14.2 million from $12.4 million, primarily due to the January 2007 acquisition of Noran Tel, Inc.

Total revenues for fiscal year 2007 decreased 8% to $260.1 million from $283.2 million for fiscal 2006. Customer Networking Equipment revenue decreased 21% to $153.8 million from $194.8 million in fiscal 2006. Conferencing Service revenue increased 8% to $48.5 million from $45.1 million in the prior year. Revenue from the Network Services Access business increased 33% to $57.7 million from

$43.3 million in fiscal 2006 primarily due to the acquisitions of HyperEdge Corporation in December 2005 and Noran Tel, Inc. in January 2007.

Westell reported net income for the fourth quarter of $0.6 million, or $0.01 per diluted share, which includes an income tax expense of $0.7 million. Net income for fiscal 2007 was $8.7 million, or $0.12 per diluted share, including an income tax expense of $5.9 million. During the fourth quarter of last year, the Company recorded net income of $2.5 million, or $0.04 per diluted share including a tax expense of $3.2 million. For fiscal 2006, net income was $12.8 million or $0.18 per diluted share that included a tax expense of $10.1 million.

FiOS Gateway Win

“Since joining Westell, we have made progress in focusing the company on future market opportunities, and on gaining market share in emerging technologies”, said Thomas E. Mader, Westell’s President and CEO. “Westell was recently selected to provide FiOS MDU (Multiple Dwelling Unit) VDSL gateway product to Verizon. While we cannot discuss any specific details at this time, this win represents an important step in growing our CNE revenues, and in entering the rapidly growing FiOS marketplace”, Mader added.

Manufacturing Outsourcing

Westell also announced its intent to move the manufacturing of CNE and NSA products from Aurora, Illinois to offshore suppliers. This decision represents a new operating strategy, adopted by the Company’s Board of Directors, to better align Westell with the requirements of the marketplace. The aim of this new operating strategy is to reduce product costs, while maintaining Westell’s reputation for quality products and services. Westell will continue to be housed in the current Aurora facility. Alternative uses for the factory portion of the building made idle by this decision are being explored. Fiscal 2008 expenses associated with the implementation of the outsourcing decision are expected to be approximately $6.0 million after tax, or $0.08 per diluted share. In Fiscal 2009 the product cost savings are expected to exceed the Fiscal 2008 one-time costs associated with the outsource plan. The transition will affect approximately 300 Aurora employees.

Outlook

“We believe we have significant opportunities this year and next in Video/IPTV, wireline/wireless convergence (FMC/IMS), and with our multi-functional broadband appliances”, Mader said. “We expect initial revenue in Fiscal 2008 from our TriLink(, UltraLine( and Westell MediaStation( products, with more significant revenue to follow in Fiscal 2009,” Mader added.

Westell provided guidance for the first fiscal quarter ending June 30, 2007. The Company expects revenue to be in a range of $58 to $60 million. Westell expects EPS to be a loss within a range of $-0.02 to $-0.04 per diluted share, including after tax one-time costs in the quarter associated with the outsource plan of approximately $1.4 million.

Conference Call Information

Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s fourth quarter Fiscal 2007 earnings conference call on Monday, May 21, at 4:00 PM ET using its new EventManager™ Service.

Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that will uniquely identify their presence and automatically join them into the audio conference. A URL is also provided to join the web presentation portion of the conference. (If a participant experiences any technical difficulties after joining the conference on May 21, they should simply press *0 for support.)

If participants do not wish to register, they can participate only in the audio portion of the call on May 21 by dialing ConferencePlus at 1-877-875-0056 no later than 3:45 PM, Eastern Time and using confirmation number 17848615. International participants may dial 1-847-585-4340.

The Company’s earnings press release and any related earnings information to be discussed on the earnings conference will be posted on the Investor Relations section of the Company’s website at http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay one hour following the conclusion of the conference. The audio-only portion of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 8554435#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products.

ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words "believe," “on track, “ "anticipate," “focus,” “should,” “committed” "expect," "estimate", "await," "continue," "intend," “may,” “will,” “should,” and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 under the section “Risk Factors”. Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Tables to Follow:

Westell Technologies, Inc.
Financial Results (continued)
(Dollars in thousands)

	March 31,	March 31,
	2007	2006

Cash and Short term Investments	72,167	42,215
Receivables	25,986	30,121
Inventory	18,604	23,918
Total current assets	124,585	107,401
Goodwill and intangibles	20,383	18,479
Total assets	207,350	191,813
Total current liabilities	36,154	30,859
Total liabilities and minority interest	40,012	34,536
Shareholders' Equity	167,339	157,276

Days Sales Outstanding	39	37